EXHIBIT 99.1

Apollo Gold Reports Third Quarter 2008 Results

Denver, Colorado - November 13, 2008 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today net income of $0.5 million, or $0.00 per share, for the three months ended September 30, 2008, as compared to net income of $2.1 million, or $0.01 per share, for the three months ended September 30, 2007. Net income for the nine months ended September 30, 2008 was $2.9 million, or $0.02 per share, compared to a net loss of $0.1 million, or $0.00 per share, for the same period in 2007. Unless otherwise indicated, all dollar amounts are reported in US currency.

R. David Russell, President and CEO of Apollo, said, “Montana Tunnels had a good production quarter and I am pleased with the financial results given the significant decrease we saw in the prices of silver, lead and zinc. At Black Fox we made significant progress in the quarter, we obtained all necessary permits, we completed the purchase of the mill, we have started developing the open pit, mining and mill equipment is on order, the refurbishment of the mill is underway and the last piece of the puzzle, the project financing is slower than we originally anticipated but we are working hard on completion. Projected mine start up is March 2009 and mill start up and processing of ore is April 2009 with a goal of reaching the design capacity of 1,500 tonnes of ore per day before the end of the second quarter 2009.”

Third Quarter Highlights and Other Recent Developments

Corporate

On July 1, 2008, we announced that Montana Tunnels Mining, Inc., our wholly owned subsidiary, had entered into a $5.15 million extension of an existing debt facility with RMB. The primary use of funds from this extended facility was the payment of Cdn$4.0 million to St Andrew Goldfields Ltd. (“St Andrew”) as a partial payment of the purchase price for the Stock Mill Complex.

On July 24, 2008, we completed an offering (“Unit Offering”) of equity units (“Units”). A total of 40,806,500 Units were subscribed for at a price of Cdn$0.50 per Unit (US$0.495 per Unit for purchasers residing in the United States), for total gross proceeds of Cdn$20.2 million and US$0.2 million. Each Unit is comprised of one common share and one-half of one common share purchase warrant (a “Warrant”), with each whole Warrant exercisable into one common share at a price of Cdn$0.65 per share for 36 months.

On August 21, 2008, we completed an offering of 17,000,000 flow-through common shares (“Flow-through Offering”) for purposes of the Income Tax Act (Canada) at Cdn$0.50 per common share for net proceeds of $7.5 million (Cdn$7.8 million). In connection with this offering, 1,020,000 share purchase warrants were issued to the agent. Each share purchase warrant is immediately exercisable at Cdn$0.50 per common share of the Company and expires on August 21, 2010. We intend to use the gross proceeds of the private placement for the pre-strip of the Black Fox open pit mine and to incur Canadian Exploration Expenses (as defined under the Income Tax Act (Canada)) at our Black Fox Project.

In May 2008, we retained Macquarie Bank Ltd. and RMB Resources Inc. as joint arrangers (the “Banks”) and underwriters for the Black Fox project finance facility. The Banks have conducted extensive due diligence and this process is nearing completion. Following completion of due diligence, Apollo and the Banks will be in a position to proceed with credit committee approvals and negotiation of definitive documents.

Black Fox

Purchase of the Stock Mill Complex - On July 28, 2008, the Company completed the acquisition of the Stock Mill Complex from St Andrew, a significant shareholder of the Company, for a purchase price of $19.6 million cash (Cdn$20.1 million). The Stock Mill Complex, which we now refer to as the Black Fox mill complex, includes a mill and related land, equipment, infrastructure, laboratory and tailings facilities, located near Timmins, Ontario. The Company intends to use the Black Fox mill complex to process ore mined at the Black Fox mine, which is approximately 30 kilometers from the Black Fox mill complex. In connection with the acquisition of the Black Fox mill complex, Apollo agreed to assume certain contractual liabilities of St Andrew and environmental liabilities relating to events after the closing of the acquisition and is required to refund St Andrew its bonding commitment at the Black Fox mill complex in the amount of approximately $1.1 million (Cdn$1.2 million) by July 28, 2009. As of July 28 and September 30, 2008, St Andrew held approximately 30.6 million and 29.5 million common shares of the Company, respectively (14.0% and 13.4% of the outstanding common shares, respectively).

Mine Development - Since April 2008, when we completed the bankable feasibility study on the Black Fox mine, we have made progress at Black Fox on a number of fronts. Specifically, we have received all necessary permits and approvals required to commence mining activities, initiated removal of the glacial till material which overlays the open it and begun placing orders for the long lead time items required to upgrade the Black Fox mill complex. Consequently, assuming we obtain the necessary financing, mining of the Black Fox open pit is expected to commence in March 2009.

On October 23, 2008, we commenced removal of the glacial till material which overlays the open pit. This removal is scheduled to be completed in May 2009. Apollo has placed orders for the long lead time mining equipment, and all items required to commence mining are scheduled to be on site in January and February 2009. We expect that, by the second quarter of 2009, the open pit will produce 1,500 tonnes of ore per day, which will be sufficient to feed the mill. Based on this assessment, we have decided to defer underground mining to periods after 2009.

Mill Complex - We recently reviewed the costs associated with upgrading the Black Fox mill complex to process 1,500 tonnes of ore per day (1,650 tonnes at a 90% availability). It is estimated that the cost of the upgrade would be $17.0 million, for which we need to obtain financing, and that the upgrade could be completed by April 2009.

Apollo is currently in the process of placing orders for the long lead time items required for mill upgrade, with the key item being a new 12ft x 18ft 1200 kw ball mill to enhance the grinding circuit, which is scheduled to arrive in March 2009.

Commitments - As of September 30, 2008, we had committed to lease $8.7 million of mining equipment and expend an additional $1.1 million for improvements to the Black Fox mill complex. As of November 10, 2008, we had (1) committed to lease an additional $4.8 million of mining equipment for use at Black Fox, (2) contracted the pre-strip of alluvial waste for $12.2 million, (3) contracted the construction of waste water ponds for $3.7 million and (4) made additional commitments to expend $1.4 million for improvements to the mill.

Montana Tunnels

During the third quarter 2008, approximately 2,454,000 tons were mined, of which 1,824,000 tons were ore. The mill processed 1,221,000 tons of ore at an average throughput of 13,300 tons per day for the quarter. As at September 30, 2008, the ore stockpile sitting alongside the mill was 1,982,000 tons. Payable production in the third quarter was 14,600 ounces of gold, 144,000 ounces of silver, 4,586,000 pounds of lead and 9,623,000 pounds of zinc. Apollo’s share of this production is 50%.

Grade:		Recoveries:
Gold ounces per ton	0.0154	Gold	81.20%
Silver ounces per ton	0.1811	Silver	82.80%
Lead %	0.2292	Lead	83.98%
Zinc %	0.6261	Zinc	82.48%

Total cash costs for the third quarter 2008 on a by-product basis were $471 per ounce of gold and on a co-product basis they were $666 per ounce of gold, $9.40 per ounce of silver, $0.69 per lb of lead and $0.59 per lb of zinc. For the third quarter 2008, the higher cash costs per ounce of gold on a by-product basis compared to the third quarter 2007 are the result of (1) 37% higher direct costs related to higher cost of consumables such as diesel fuel and (2) a 19% reduction in by-product credits due to lower zinc and lead prices.

During the third quarter 2008, the joint venture spent $0.1 million on capital expenditures. Apollo’s share of these capital expenditures is 50%. Also in the third quarter 2008, the joint venture distributed $3.0 million to its principals, 54% of which went to Apollo and 46% of which went to Elkhorn.

Cessation of Mining at Montana Tunnels - On October 22, 2008, we announced that, as at the end of November 2008, we will have completed mining of ore from the Montana Tunnels open pit operation as permitted by the current “L Pit” permit. Upon completion of ore mining at the Montana Tunnels mine, we estimate that we will have a stockpile of over two million tons of ore, which we believe is sufficient feed for the Montana Tunnels mill to continue to produce zinc-gold and lead-gold concentrates for approximately five more months.

We have applied for the necessary permits to expand the current pit, which expansion plan is referred to as the “M Pit project,” and are awaiting the necessary approvals. The permits for the M Pit project would allow Montana Tunnels to begin a 12 month pre-stripping program that would cost approximately $70 million, during which time no ore would be produced. We are not currently engaged in discussions with financing sources for our $35 million share of the financing costs. The decision to proceed with the M Pit project must be agreed to by both Apollo and Elkhorn Tunnels, LLC, our joint venture partner at the mine. Apollo and our joint venture partner have not yet made a production decision on the M Pit project and such decision will depend, among other things, on the following factors:

·	receipt of the necessary permits for the M Pit project;
·	securing financing for the $70 million; and
·	prices of gold, silver, lead and zinc and available smelter terms.

Huizopa Project

On August 14, 2008, we announced the results of the core drilling program on the Puma de Oro Exploration target. Twenty five NQ core holes were drilled on a north-trending zone targeted for drilling based on Apollo’s geochemical sampling and geologic mapping. Anomalous gold and silver was found in twenty of the holes with six of the twenty holes having significant gold and silver values.

The next drill program is scheduled for 2009 and, in the meantime, we are working on completing a Canadian National Instrument 43-101 for the Huizopa property.

Consolidated Financial Results Summary

(All Dollars in US, 000's, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007(1)
Revenues from sale of minerals for the period	$12,764	$11,863	$38,685	$27,594
Net income (loss) for the period	$548	$2,117	$2,873	($ 94)

Basic and diluted net income (loss) per share (US$)	$0.00	$0.01	$0.02	($ 0.00)

(1)	Revenues in the first quarter of 2007 only include the month of March as milling was restarted on March 1, 2007 after being shut down since May of 2006.

Conference Call

The Company’s management will host the quarterly earnings conference call on Friday, November 14, 2008 at 9:00am MST (8:00am PST and 11:00am EST). The 2008 third quarter 10-Q will be available on the Company website at www.apollogold.com.

Conference Call Details:

Call-in Number - North America	(877) 407-8031
Call-in Number - International	(201) 689-8031

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Apollo Gold Corporation

Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding: future financing of the Black Fox project including the timing of any financing, timing of the commencement of mining the open pit at Black Fox, timing of the completion of alluvial till/overburden removal, cost estimates to upgrade the Black Fox mill complex, the cessation of mining and milling at the Montana Tunnels mine, estimates of the size of stockpiled are at the Montana Tunnels mine upon cessation of mining, timing and costs associated with any M Pit expansion at the Montana Tunnels mine, and future drill plans and completion of an NI 43-101 report for the Huizopa property are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: difficulties or delays in permitting at Black Fox, results of drilling and other exploration activities at Huizopa, and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

The term “total cash costs” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.